Exhibit 10.24

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DATED 7th August 1995

(1)	BRITISH GAS plc

(2)	LURGI Energie und Umwelt GmBH FRANKFURT

(3)	FIFE ENERGY LIMITED

LICENCE

AGREEMENT

British Gas plc

59 Bryanston Street

Marble Arch

London W1A 2AZ

CONTENTS

LICENCE

THIS AGREEMENT is made on the      day              of 1995 between BRITISH GAS plc (hereinafter referred to as “British Gas”, which expression shall include its successors and permitted assignees) whose registered office is at 152 Grosvenor Road, London, SW1V 3JL and LURGI ENERGIE UND UMWELT GMBH (hereinafter referred to as “Lurgi” which expression shall include its successors and permitted assignees) with principal offices at Lurgi Allee 5, in 60295 Frankfurt am Main, Germany and FIFE ENERGY LIMITED (hereinafter referred to as “the Licensee” which expression shall include its successors and permitted assignees) with offices at The Westfield Development Centre, Cardenden, Fife (hereinafter referred to as “Westfield”).

WHEREAS British Gas and Lurgi (hereinafter together jointly and severally referred to as “BGL”) own certain proprietary Know-how, a significant part of which consists of unpatented confidential information and trade secrets, in relation to the BGL Gasifier as defined in Article 1.2 and are each the proprietors or applicants for letters patent and applications relating to its proprietary equipment.

WHEREAS Licensee desires to use such Know-how and operate such a BGL Gasifier on the site at Westfield.

WHEREAS BGL is willing to grant the Licensee a Licence to use such Know-how, operate a BGL Gasifier on the site at Westfield and is also willing to provide certain support services in respect of the same.

NOW, THEREFORE, Licensee and BGL hereby enter into the following Agreement:-

ARTICLE 1—DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings.

1.1	Affiliate means, in the case of BGL, any company which directly or indirectly, controls, is controlled by or is under common control, with British Gas and/or Lurgi and, in the case of Licensee, means any company which directly or indirectly controls, is controlled by or is under common control with Licensee and in the case of a Competitor any company which directly or indirectly, controls, or is controlled by or under common control with the Competitor.

1.2	BGL

British Gas and Lurgi or either of them.

1.3	BGL Gasifier

BGL Gasifier means a fixed bed slagging gasifier (and associated equipment) for the gasification of coal and other carbonaceous materials as developed by British Gas and Lurgi.

1.4	BGL Patents

BGL Patents means all patents and patent applications listed in Appendix I of which British Gas and/or Lurgi have the benefit to the extent that the claims thereof cover any feature of the BGL Gasifier, Licensed Process, BGL Proprietary Know-how or BGL Proprietary Equipment.

1.5	BGL Proprietary Equipment

BGL Proprietary Equipment means all such equipment (the particulars of which are listed in Appendix H of this Agreement) which is proprietary to British Gas and/or Lurgi and which is either covered by the claims within the BGL Patents or constitutes secret technology of BGL.

1.6	BGL Proprietary Know-how

BGL Proprietary Know-how means all such technical information (including, without limitation, layout drawings, design drawings, designs, specifications, maintenance procedures and software, start-up procedures, operating procedures and test procedures), Know-how and unpatented inventions relating to the BGL Gasifier, Licensed Plant, Licensed Process and/or the BGL Proprietary Equipment all of which British Gas and/or Lurgi own or have the right to make available to Licensee. Such technical information, Know-how and unpatented inventions are confidential information and trade secrets of British Gas and/or Lurgi.

1.7	Competitor

Competitor in respect of a competitor of BGL means any person who carries on a business, trade or occupation the same as, or similar to, or in competition with the business, trade or occupation carried on by British Gas or Lurgi or their respective Affiliates in relation to gasification of coal and other carbonaceous materials; and in respect of a competitor of the Licensee means any person who carries on a business, trade or occupation the same as, or similar to, or in competition with the business, trade or occupation carried on by the Licensee or its Affiliates in relation to Waste Product gasification where such Waste Product constitutes more than 25% by weight of the total feedstock.

The reference to person in this context means any individual, partnership, joint venture, company or other entity.

“control” and “controlling” shall be given the same meaning as in Section 416 of the Income and Corporation Taxes Act 1988.

1.8	Consultants

Consultants means Jimmie R Bowden and Eric Reichl as identified in the Secrecy Agreements dated 26th February 1993 between each of them, British Gas and Lurgi or any other Consultants appointed by the Licensee or BGL.

1.9	Engineering and Procurement Services Agreement

Engineering and Procurement Services Agreement means the agreement of even date concluded between the Parties in respect of design, procurement and engineering work.

1.10	Exploit or Exploitation

Exploit or Exploitation means using, making, reproducing (on or off site from Westfield but only as necessary for the purpose of safe and reliable operation at Westfield), evaluating, operating, replacing, installing, assembling, refurbishing, maintaining, repairing, modifying, testing and developing for the purposes of operation only at Westfield. For the avoidance of doubt the term “reproduce” shall include the right of the Licensee to have designed and installed, subject to the relevant Article of the terms and conditions of the Engineering and Procurement Services Agreement one additional BGL Gasifier at Westfield of no greater diameter than 7.5 ft internal diameter but shall not permit any further BGL Gasifier to be installed at Westfield. For the purpose of this clause the term “one additional BGL Gasifier” shall mean a single BGL gasifier and associated equipment.

1.11	Improvement

Improvement means any invention and/or discovery arising from or in connection with the Licensed Process and/or the operation of the Licensed Plant or any other plant which incorporates any of the Licensed Process or a BGL Gasifier or BGL Proprietary Equipment.

Improvements shall not include inventions or discoveries which predate this Agreement, or which relate to the preparation of Waste Products or to the extent that its purpose is the utilisation of Waste Product, unless such Waste Product is used in combination with other feedstock and the Waste Product comprises less than 25% by weight of the total feedstock.

1.12	Improved Plant

Improved Plant means the Licensed Plant incorporating or utilising any Improvements.

1.13	Information

Information means in the case of information provided to the Licensee, any information of a confidential nature (in particular BGL Proprietary Know-how) which is either identified in writing or marked as being confidential and which is furnished directly or indirectly by British Gas and/or Lurgi or by any contractor, equipment vendor, adviser or agent of, in each case, British Gas and/or Lurgi or otherwise made available by virtue of this Agreement including where provided pursuant to Article 5.1. In the case of information provided to BGL any information of a confidential nature which is either identified in writing or marked as being confidential and which is furnished directly or indirectly by the Licensee or by any contractor, equipment vendor, advisor or agent of, in each case, the Licensee or otherwise made available by virtue of this Agreement, including where provided pursuant to Article 5.2.

1.14	Invitees

Invitees means the employees, representatives, agents, of the Licensee, or Licensee’s contractors and their sub-contractors, or Licensee’s Affiliates; Licensee’s Consultants; and/or potential customers of or investors in the Licensee or its Affiliates; or any other person nominated by the Licensee; provided that any of the above are not Competitors of BGL or Affiliates of Competitors.

1.15	Letter of Agreement

Letter of Agreement means that document dated 21st August 1992 and made between British Gas and Global Energy Europe Limited.

1.16	Licensed Plant

Licensed Plant means the Westfield Gasifier, BGL Proprietary Equipment and the plant shown on the drawings attached as Appendix G of this Agreement and situated at Westfield but excluding the Coal Slurry Plant, the Aqueous Liquor Treatment Plant and the Briquetting Plant and the 4ft Gasifier.

1.17	Licensed Process

Licensed Process means the process for converting coal and other carbonaceous materials into gas using a BGL Gasifier, BGL Proprietary Equipment and BGL Proprietary Know-how.

1.18	The Parties

The Parties means British Gas, Lurgi and Licensee and the word “Party” shall be construed accordingly.

1.19	Procedures means those procedures to be drawn up by BGL in accordance with Article 3.1.2(b).

1.20	Unrelated Third Person

Unrelated Third Person means any person or party other than the Parties and any of their respective Affiliates.

1.21	Supplemental Letter Agreement means the letter agreement dated the 5th June 1995 between British Gas plc and Fife Energy Ltd, Global Energy Europe Ltd and Global Energy Inc.

1.22	Start-Up Notice

Start-Up Notice refers to Licensee notifying BGL in writing that the Licensed Plant is ready for start-up pursuant to the test run procedure specified in Appendix D.

1.23	Visitor(s)

Visitor(s) means any of BGL’s respective employees, representatives or customers of BGL in respect of the BGL Proprietary Equipment and Licensed Process who are not Competitors of the Licensee, or Affiliates of Competitors.

1.24	Waste Product

Waste Product means domestic waste, industrial waste (excluding petroleum coke and/or other similar products), municipal waste, sewage sludge or similar waste products;

1.25	Westfield Gasifier

Westfield Gasifier means the 7.5ft Internal diameter fixed bed slagging gasifier and associated equipment at Westfield for the gasification of coal and other carbonaceous materials and more particularly shown on the drawings attached as Appendix G of this Agreement but excluding the 4ft Gasifier and any additions or developments made by Licensee to the Westfield Gasifier.

ARTICLE 2—LICENCE

2.1	Licence Grant

In consideration of Licensee’s payment of the licence fees provided for in Article 4.1 and (if applicable) Article 4.2 hereof, BGL hereby grants to Licensee a licence to Exploit exclusively at Westfield, the Licensed Process, BGL Proprietary Know-how, the Licensed Plant and Improved Plant under the BGL Patents and BGL Proprietary Know-how.

2.2	BGL shall be free to grant further licences to others for the use of the Licensed Process at any location other than at Westfield but BGL shall not grant any licence which (a) restricts the Licensee’s right to obtain further licences under Article 2.3 provided feedstocks to be used in relation to the process to be licensed under Article 2.3, contain at least 25% or more by weight of Waste Product, or (b) which would restrict the right granted under Article 2.1, or 5.1.

2.3	If the Licensee as owner/operator, or any Affiliate thereof acting as owner/operator (providing such Affiliate is not a Competitor of BGL) wishes to obtain a Licence to use and operate in any other location the BGL Gasifier, BGL Proprietary Know-how, BGL Proprietary Equipment and/or BGL Patents then BGL will grant an appropriate licence to the Licensee or any such Affiliate. However BGL agrees to charge a Licence Fee using the same formula as is set out in Appendix K attached hereto.

ARTICLE 3—BGL PROPRIETARY KNOW-HOW

3.1	Following receipt by BGL of the stage payment of [*] referred to in Paragraph l(a) of Appendix B:-

3.1.1	Subject to appropriate confidentiality obligations referred to in this Agreement, BGL shall make available to the Licensee for its own use and such main contractor of the Licensee as the Parties may agree such BGL Proprietary Know-how which is in existence in respect of the reference coal stated in Appendix C and which relates to preliminary heat and mass balances, preliminary process and instrumentation design and key temperatures, pressures and flow rates information and process and instrumentation design drawings.

3.1.2	BGL shall pursuant to the Engineering and Procurement Services Agreement:-

(a)	make available under the terms of such Agreement existing BGL Proprietary Know-how including data and procedures relating to the operation of the Licensed Plant.

If such BGL Proprietary Know-how should exist but can not be located for whatever reason, BGL shall use its reasonable endeavours to locate and supply the same to the Licensee and if it still cannot be located, or if further work on the same is necessary BGL will supply such BGL Proprietary Know-how under the terms of the Engineering and Procurement Services Agreement.

(b)	BGL shall draw up and compile such start-up, operating and shut-down procedures documentation and manuals (together referred to as “the Procedures”) as may be reasonably necessary for the appropriate start-up and operation of the Licensed Plant and in particular but without limitation to enable the Licensee to carry out the test run procedures more particularly described in Appendix D. BGL shall use all reasonable endeavours to provide the Procedures within 6 months of the effective date of the Engineering and Procurement Services Agreement.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2	The Procedures shall be based upon the procedures that BGL operated in respect of the Licensed Plant prior to the date of this Agreement and shall take into account, without limitation, health and safety considerations under which the Licensed Plant was operated by BGL prior to this Agreement. If the Licensee determines that this information is not sufficient for its purposes as described in Article 3.1.2(b) BGL shall provide such further design and engineering information or work as the Licensee may require under the terms of the Engineering and Procurement Services Agreement.

ARTICLE 4—LICENCE FEE

4.1	Fee

In consideration of the licence granted under Article 2.1 above, Licensee shall pay BGL a licence fee of [*] payable in accordance with Appendix B and this Article 4.

4.2	Increase in Capacity

Without prejudice to the terms of paragraph 11 (eleven) of the Supplemental Letter Agreement, in the special circumstances surrounding this particular transaction if the output at Westfield is increased by (a) making an Improvement to the Westfield Gasifier or by (b) modifying it (other than by increasing its internal diameter, or (c) by installing an additional BGL Gasifier of like dimensions to the existing Westfield Gasifier) then if the output does not exceed the sustainable output equivalent to that achieved during the test run by the existing Westfield Gasifier no additional licence fee will be charged or payable. Subject to the express provisions of this Agreement no guarantee or liability will be accepted by BGL in respect of such Improvement, modification, or additional BGL Gasifier under this Agreement.

4.3	Method of Payment

Any payment to BGL under this Article 4 shall be made in cleared funds in pounds sterling by telegraphic transfer to Barclays Bank plc GTS London A/C Sub-A/c Lombard Street Branch Account British Gas plc, Account Number 42778400 for the credit of British Gas plc, as provided for in the Letter of Agreement dated 21st August 1992, provided that the conditions referred to in Appendix B have been satisfied and that BGL has provided the Licensee with an appropriate invoice which will contain its appropriate Bank Branch and Account Number. If VAT is involved such invoice will be in a form suitable for VAT purposes. If Licensee fails to pay any licence fee by the due date then any outstanding amount shall bear interest from the date such amount was due until the date such amount is paid at a rate equal to Bank of Scotland Base Lending Rate plus four percent (4%). Such interest shall be payable on demand.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.4	Patents

It is recognised by the Parties that a significant part of the technology in the Licensed Process is represented by BGL Proprietary Know-how which constitutes unpatented confidential information and trade secrets, without which the Licensed Process could not be practised. Therefore, the Parties agreed that the licence fee provided for in Articles 4.1 and 4.2 shall be due and payable without regard to the issuance, scope, validity or expiry of any BGL Patent. BGL warrants on the date of this Agreement that BGL has not received notice of any infringement claims against it under any BGL Patent or in respect of the Licensed Process or BGL Proprietary Know-how existing at the date hereof.

ARTICLE 5—IMPROVEMENTS

5.1	Improvements to Licensee

If at any time during the term of this Agreement British Gas and/or Lurgi shall make, acquire or become entitled to any Improvement, (whether or not patented) and they are free from restriction as to use by a third party, BGL shall forthwith notify and provide the Licensee with sufficient relevant details, information and data which are reasonably available to British Gas and/or Lurgi in respect of such Improvement which the Licensee reasonably requires in order to evaluate such Improvement. BGL shall grant to the Licensee a royalty free non-exclusive licence to use the Improvement (together with any information and Know-how in respect of such Improvement) in connection with the Licensed Process and the operation of the Licensed Plant at Westfield only for the purpose of gasification of coal and other carbonaceous materials.

5.2	Improvements to BGL

If at any time during the term of this Agreement, Licensee shall make, acquire or become entitled to any Improvement, (whether or not patented), and they are free from restriction as to use by a third party, Licensee shall forthwith notify and provide BGL with sufficient relevant details, information and data which are reasonably available to Licensee in respect of such Improvement and which BGL reasonably requires in order to evaluate such Improvement. The Licensee shall grant BGL a royalty free non-exclusive licence to use the Improvement (together with any information and Know-how in respect of such Improvement) in connection with Licensed Process and the operation of any plant licensed by BGL only for the purpose of gasification of coal and other carbonaceous materials in any location other than at Westfield and shall grant to BGL the right to grant royalty free non-exclusive sub-licences to any other licensee of BGL to which BGL has licensed the Licensed Process in any location other than at Westfield on terms which require the reciprocal grant by such person to Licensee of a licence to use any improvements to the Licensed Process or Licensed Plant made or acquired by such person.

5.3	Patent Applications

5.3.1	In the case of any Improvement referred to in Articles 5.1 and 5.2, the party acquiring, making or becoming entitled to the Improvement (the “Improving Party”) shall promptly notify the other whether or not it intends to file patent applications in respect of such Improvements. If the Improving Party elects to file such applications it shall promptly notify the other in writing of the details thereof and state the countries in which such applications are to be filed. Any such applications will be at the expense of the Improving Party.

5.3.2	Licensee shall not file any patent applications referring to BGL Proprietary Know-how without the prior consent of BGL which shall not be unreasonably withheld or delayed. However the Licensee shall not file any patent applications which contain BGL Proprietary Know-how.

5.4	Exceptions

The provisions of Article 5.1 through to 5.3 shall not apply to any Improvements, patented or unpatented, which British Gas and/or Lurgi or Licensee may acquire:-

(a)	for compensation paid to an Unrelated Third Person, or

(b)	pursuant to any joint development or research project or programme in which British Gas and/or Lurgi and/or Licensee may participate with any Unrelated Third Person, provided that British Gas and/or Lurgi and Licensee agree to inform each other of any acquisition of such Improvement so far as this is reasonably possible without the disclosure of any confidential data concerning the same, or

(c)	under licence from an Unrelated Third Person.

5.5	Engineering Services

Nothing in this Article 5 shall require or be deemed to require any Party who is obliged to disclose and licence the Improvement under Article 5.1 and 5.2 (as the case may be) to perform engineering services required for use or practical application of any such Improvement, exchanged hereunder in respect of Licensed Plant or any other plant machinery or process.

ARTICLE 6—INSPECTION

6.1	Access to BGL Proprietary Equipment

6.1.1	During the continuance of this Agreement, and subject to applicable laws and regulations, Licensee shall allow BGL and its respective employees access to the BGL Proprietary Equipment on reasonable prior written notice during its operation or such other times as are agreed between Licensee and BGL. BGL may also request that the Licensee allows BGL’s Visitors access to the BGL Proprietary Equipment at reasonable times on prior written notice and such request shall not be unreasonably refused or delayed (in the event of a refusal Licensee shall promptly notify BGL of its reasons). Provided always that:-

(a)	BGL shall furnish in writing to Licensee, in advance, the name and affiliation of each Visitor.

(b)	BGL shall be obligated to accompany each such Visitor unless otherwise agreed in writing with the Licensee.

(c)	BGL and Licensee shall have the right to accompany each such Visitor.

(d)	Each Visitor shall have first signed a confidentiality agreement with BGL and Licensee on such terms as BGL, the Visitor and Licensee may agree in respect of any relevant confidential information which the Licensee reasonably considers the Visitor may have access to.

(e)	The time of visits shall be at Licensee’s reasonable discretion.

6.1.2	BGL shall be responsible for the personal safety of every such Visitor on such visits to Westfield and shall indemnify the Licensee for claims in respect of their death or injury on such visits save where and to the extent the same is solely attributable to the fault or negligence of the Licensee. BGL shall also indemnify and hold harmless the Licensee for loss or damage suffered by the Licensee to the extent the same is caused by such Visitor on such visits.

6.1.3	Subject to Article 6.3 the Licensee shall not be obliged under the foregoing provisions of this Article 6.1 to provide access to any Visitor to any modifications or improvements to the BGL Proprietary Equipment which have been made by or on behalf of the Licensee or which are proprietary to the Licensee.

6.2	Licensee’s Invitees

6.2.1	Licensee shall have the right to show all or any part of the Licensed Plant to Invitees under such terms and conditions as it shall determine, as long as the confidentiality agreements and procedures contained or provided for in Article 10 of this Agreement are not breached and provided that the internal workings of BGL Proprietary Equipment are not made available for inspection to such Invitees.

6.2.2	Where an Invitee is an Unrelated Third Person, the Licensee shall notify BGL in advance of that Invitee’s name and affiliation and date of proposed visit.

6.2.3	Notwithstanding the preceding provisions of this Article 6.2, a contractor of the Licensee may be granted access to the internal workings of the BGL Proprietary Equipment for the purpose of performing its work for the Licensee provided that the said contractor and BGL have entered into a confidentiality agreement on terms attached hereto as Appendix J. BGL undertakes to promptly enter into such agreement following any request from the Licensee notifying BGL of the contractor concerned. The said contractor shall be acceptable to BGL, who shall not unreasonably withhold or delay such acceptance.

6.3	Appointment of Engineers

6.3.1

Up to and including completion of the test run procedure pursuant to Appendix D of this Agreement BGL may appoint not more than four engineers being employee(s) of BGL (hereinafter referred to as “Engineer(s)”. Subject to the Licensee’s written consent and continuing consent which shall not be unreasonably withheld, delayed or withdrawn, such Engineer(s) may be present during the pre-test runs and during the test run operation, inspection, modification, maintenance and repair of the BGL Proprietary Equipment and have access to other areas of the Licensed Plant provided that the said Engineers) and Licensee have entered into a confidentiality agreement on terms similar to those attached hereto as Appendix J Licensee undertakes to promptly enter into such agreement following any request from BGL notifying Licensee of the Engineer(s) concerned.

6.3.2	Subject to the agreement in writing and continuing consent of the Licensee which shall not be unreasonably withheld, delayed or withdrawn, following completion of the activities referred to in Article 6.3.1 not more than two Engineer(s) may work at Licensee’s offices at Westfield and have access to the BGL Proprietary Equipment.

6.3.3	Any Engineers so appointed may be replaced by others on the same terms and conditions as contained in this Article 6.3.

6.3.4	BGL shall be responsible for paying all salaries, national insurance, costs and other expenses of any Engineer appointed under this Article 6.3 without prejudice to the provisions contained in the Engineering and Procurement Services Agreement.

6.3.5	BGL shall be liable for any breach of this Agreement by their Engineers and for ensuring their Engineers comply with the same in respect of any Information acquired.

ARTICLE 7—PATENT INFRINGEMENT

7.1	Each Party shall within seven (7) working days from receipt inform the other in writing of the receipt of any written notification or warning from any third party in respect of any alleged infringement of a patent or other intellectual property rights held by that third party or proceedings pending against it in respect of such an infringement, to the extent that such notification, warning or proceeding is based on, connected with or arises from any claim or allegation of infringement referred to in Article 7.2.

7.2

Subject to the provisions of this Article 7, BGL shall indemnify the Licensee and hold it harmless and keep the Licensee indemnified and held harmless against all losses, damages, liabilities and reasonable costs and expenses (including legal costs and expenses) sustained or incurred by the

Licensee arising out of or resulting from claims or allegations that the Licensed Process, Licensed Plant, BGL Patents or BGL Proprietary Know-how or other information or material furnished under this Agreement infringes the copyright, patent, registered design, design right, moral right, trademark or any other intellectual property right of any third party (“Infringement”).

7.3	In the event that either Party receives notice of any claim or allegation of Infringement referred to in Article 7.2 BGL shall either:-

(a)	conduct negotiations with the third party which holds the patent or other intellectual property right in order to obtain a licence for the Licensee under the terms of the patent or other intellectual property rights concerned, so that the Licensee may continue to Exploit the Licensed Process and the Licensed Plant as licensed under this Agreement; and/or

(b)	assume, at its cost and expense responsibility for and to have full authority and direction of the conduct of a defence in any proceedings initiated in this respect, or otherwise settle the same with the object of enabling the Licensee to continue Exploiting the Licensed Process and the Licensed Plant, as licensed under this Agreement; and/or

(c)	modify the Licensed Process to be carried out in the Licensed Plant in such a way that the modified process may be continued without making any further infringement on the third party’s patent or other intellectual property right but without prejudicing the usefulness for Licensee of the Licensed Process or Licensed Plant;

7.4	Provided that the Licensee shall:

(a)	not make any admissions or disclosures or otherwise act or omit to act in anyway which prejudices the conduct of negotiations, defence or settlement referred to in Article 7.3(a) or (b);

(b)	give BGL all reasonable permission and assistance it may reasonably require for carrying out that which is described in 7.3(a) (b) or (c) above at BGL’s cost and expense.

If the Licensee contravenes its obligations in Article 7.1 or 7.4(a) or (b) then:

(i)	the liability of BGL to the Licensee under Article 7.2 shall be reduced to the extent that

BGL’s negotiations, defence or settlement of the Infringement proceedings is prejudiced by the Licensee’s contravention of its obligations under Articles 7.1 or 7.4(a) or (b) and if the losses, damages, liabilities, costs and expenses for which BGL would otherwise be liable under Article 7.2 have been increased or would not otherwise have arisen, the Licensee shall be liable for the same; and/or

(ii)	If the Licensee refuses to assist or to permit such modifications referred to in Article 7.3(c) then BGL shall have no further liability or obligation to the Licensee to the extent that any infringement could have been avoided or overcome by the making of such modifications; and

(iii)	the Licensee shall indemnify BGL against and hold it harmless and keep BGL indemnified and held harmless from losses, damages liabilities and reasonable costs and expenses (including legal costs and expenses) that are sustained or incurred by BGL as a result of the contravention by the Licensee of its obligations under Articles 7.4(a) or (b) and which would not have been sustained or incurred had the Licensee not so contravened, provided that in any circumstance where the Licensee does so indemnify BGL, hold it harmless, keep it held harmless and supplies BGL with adequate security for the same in a form satisfactory to BGL, then the Licensee shall be entitled at its cost and expense to assume full authority and direction of the conduct of the defence or settlement of the Infringement Proceedings and in such case BGL shall make no unwarranted admission or disclosure in relation thereto and shall provide all reasonable assistance the Licensee may require at the Licensee’s cost and expense.

7.5	In respect of the financial implications of the options described in Article 7.3 BGL shall:

(a)	be accountable for all compensation, costs or any other payment connected with the realisation of that which is described above in Article 7.3(a), including any royalties and/or lump sums to be paid in respect of the patent or other intellectual property licence;

(b)	be accountable for all the costs, compensation or damages and/or any other payments and/or sums which are connected with, arise from or which are the consequence of that which is described above in Article 7.3(b) and this shall include compensation to be paid by the Licensee in respect of damages to the party alleging the infringement and the cost of legal assistance rendered by the Licensee at the request of BGL.

(c)	be accountable for all damage, costs and expense of the modifications described above in Article 7.3(c);

7.6	The liabilities and indemnification provided for in this Article shall not apply to the extent that any claim, suit or allegation arises out of or results from:

(a)	the incorporation of any equipment, fixtures or fittings to the Licensed Plant not recommended or approved by BGL; or

(b)	modification, addition or improvement of the Licensed Plant or the Licensed Process where such modification, addition or improvement was not recommended or approved by BGL; or

(c)	the use or Exploitation of the Licensed Process or the Licensed Plant other than for the gasification of coal or other solid carbonaceous fuels; or

(d)	the preparation or utilisation in any way of the Waste Product.

7.7	Improvements

No party hereto shall be liable to any other Party with respect to any claim or suit for any infringement or alleged infringement or unlawful appropriation based on the utilisation or possession of any Improvements exchanged or disclosed by the Parties pursuant to Article 5 hereof. Each Party shall use such Improvements at its own risk. Provided that the Party proposing to disclose the Improvement shall use its reasonable endeavours to investigate the origins of the Improvement to be disclosed so as to avoid or reduce the risk of any such claim or suit for infringement or unlawful appropriation.

7.8	Time limit

The liability of any Party to the other under this Article 7 shall be limited to claims or suits which are made or commenced by any third party against any of the Parties, and are so notified pursuant to Article 7.1, within five (5) years after the date of this Agreement or two (2) years after commencement of first coal feed to the Licensed Plant by the Licensee whichever is the earlier.

7.9	Breach of confidence

BGL shall have no liability to the Licensee under this Article 7 if any third party claim or allegation results from the acquisition of knowledge of any infringement of such third party’s intellectual property rights due to a breach by the Licensee of Article 10, provided that BGL shall remain so liable to the extent that third party knowledge of any such infringement is acquired from BGL.

ARTICLE 8—GUARANTEES

8.1	Subject to the terms and conditions of this Agreement, BGL guarantees the performance of the Licensed Plant as specified in Appendix E hereto (“BGL Process Guarantees”) provided that the starting-up and operation of the Licensed Plant is in accordance with the Procedures referred to in Article 3. The BGL Process Guarantees shall not apply to the extent that the Licensed Plant is modified without BGL’s approval but shall apply if the Licensee can show that such modifications do not prevent the Licensed Plant from achieving the BGL Process Guarantees.

8.2	If either:

(a)	the coal and flux fed to the Licensed Plant are not in accordance with the specification set forth in Appendix C of this Agreement; or

(b)	the necessary utilities are not made available to the Licensed Plant in accordance with the specifications set forth in Appendix C of this Agreement;

then BGL Performance Guarantees shall, to the extent reasonably practical, be adjusted to reflect the specification of the coal, flux and utilities actually supplied and made available, provided these are reasonably similar to the coal, flux and utilities referred to in Appendix C.

8.3	BGL warrants that at the date of this Agreement:

8.3.1	all renewal fees due in respect of the BGL Patents have been paid;

8.3.2	it is not aware of any notice of infringement of intellectual property rights against it in respect of the Licensed Process, Licensed Plant, BGL Proprietary Know-how or the BGL Patents from any third party;

8.3.3	BGL is not party to any secrecy or confidentiality agreement or other agreement which restricts or will restrict the use or disclosure in accordance with this Agreement of the Licensed Process or BGL Proprietary Know-how;

8.3.4	BGL has full right, title, interest, power and authority to enter into this Agreement and to grant to the Licensee the License pursuant to Article 2.1 for the gasification of coal and other carbonaceous materials;

8.3.5	no rights have been or shall be granted to any third party which prevent the Licensee from exercising the Licence granted to it under Article 2.1 of this Agreement at Westfield for gasification of coal and other carbonaceous materials;

8.3.6	the Licensed Process, BGL Patents, and the BGL Proprietary Equipment is legally and beneficially owned by BGL and no other intellectual property licence is required from any third party in respect thereof in order to operate the same for the purposes of the gasification of coal and other carbonaceous materials;

8.3.7	there is no current judgment or order of any court, tribunal, or official body against BGL in respect of BGL’s Patents, the Licensed Process or the BGL Proprietary Know-how, which has not been fully satisfied or discharged;

8.3.8	it has not received notice of any legal proceedings that are pending or threatened against BGL in respect of the Licensed Process or the BGL Proprietary Know-how;

8.3.9	the BGL Patents include all relevant U.K. patents and patent applications that BGL has, which relate to the BGL Gasifier, the BGL Proprietary Know-how the Licensed Process or the BGL Proprietary Equipment as licensed under this Agreement.

8.4	Licensee warrants that as of the date of this Agreement; Licensee has full right, title, interest, power and authority to enter into this Agreement.

8.5

The Parties hereby acknowledge that modifications to the Licensed Process and/or Licensed Plant are likely to be necessary for its viable commercial operation by the Licensee and it is therefore agreed that the Licensee may make any modifications to the Licensed Process and/or Licensed Plant it may require. In respect of any modifications to the Licensed Plant or BGL Proprietary Equipment to be made before the Start-Up Notice is issued the Licensee shall submit details of such modifications to BGL who shall consider such modifications under the terms of the Engineering and Procurement Services Agreement and use all reasonable endeavours to inform the Licensee of the probable effect that the modifications may have on the Licensed Plant or Licensed Process.

ARTICLE 9—LIMIT OF LIABILITY

9.1	No Implied Warranties

Except as expressly provided in this Agreement, British Gas or Lurgi has not made and does not make any representations or warranties, express or implied, as to the Licensed Process, the BGL Gasifier, the BGL Patents, the BGL Proprietary Know-how, or to the Licensed Plant, or its operation, utilisation, effectiveness results or commercial viability with or without modifications, or as to any other matter relating to it, or as to the construction of Licensed Plant and Licensee expressly acknowledges that no such representations or warranties have been made by British Gas or Lurgi. The Parties agree that this Agreement has been entered into after full investigation, no party relying on or induced to enter into the Agreement by any representation or warranty which is not expressly embodied in the Agreement.

9.2	Total Liability of BGL

Except for death or personal injury caused by BGL’s negligence, the total cumulative liability and obligation of BGL whatsoever and howsoever arising under this Agreement (including without limitation Article 7 hereto and any and all suits, actions, claims, demands, damages, liabilities, interest, legal fees, costs and expenses whatsoever arising out of or in connection with BGL’s performance or non-performance, of its obligations under this Agreement) and whether in respect of negligence or otherwise, shall not exceed, in aggregate, the value of £800,000 (eight hundred thousand pounds) balance of the Licence Fee received pursuant to this Agreement.

9.3	Total Liability of Licensee

Except for death or personal injury caused by the Licensee’s negligence the total cumulative liability and obligation of the Licensee whatsoever and howsoever arising under this Agreement (including without limitation Article 7 hereof and any and all suits, actions, claims, demands, liabilities, interest, legal fees, costs and expenses whatsoever arising out of or in connection with Licensee’s performance or non-performance of its obligations under this Agreement and whether in respect of negligence or otherwise shall not exceed £7 million (Seven million pounds Sterling) in aggregate.

9.4	Consequential Loss

Notwithstanding any other provision of this Agreement, neither Party shall be liable to the other under this Agreement for any indirect or consequential loss, or special damages howsoever arising, including but not limited to, loss of revenue, or profit, and whether or not caused by the other’s negligence, save and except where such consequential loss is due to:

(a)	breach of Article 10; and/or

(b)	wilful default

in either case of (a) or (b) above any resulting liability of BGL and the Licensee shall be limited respectively in accordance with Articles 9.2 and 9.3.

9.5	In the event that the Licence Agreement does not come into effect as a consequence of Clauses 13.1, or terminates as a consequence of Clauses 13.2 or 13.3, BGL shall not have any further liabilities or obligations under this Agreement, or the Engineering Services and Procurement Agreement except in respect of any pre-existing breach by BGL of either of the Licence Agreement or the Engineering Services and Procurement Agreement. Furthermore Licensee or any of its Affiliates shall not operate the Licensed Plant nor any plant and machinery which is the subject of the Licence Agreement or otherwise use the BGL Gasification process in any way. In such event, Global Energy Europe Limited and Licensee shall still be committed to their obligations of confidence and non-disclosure contained in Article 10 of this Agreement or Paragraph C of the Letter Agreement and British Gas shall upon giving Licensee written notice be entitled to enter upon the site at Westfield and at Licensor’s cost dismantle, destroy or remove any BGL Proprietary Equipment thereon and compensate Licensee in accordance with Paragraph C2, second paragraph, of the Letter Agreement.

ARTICLE 10—CONFIDENTIALITY

10.1	Non-Disclosure and Use by the Licensee

10.1.1	The Licensee shall keep the Information provided by BGL confidential, use the same only for the purposes expressly permitted under the terms of this Licence Agreement and not without BGL’s prior written consent disclose any such Information in whole or in part to any person save:-

10.1.1.1	to its legal advisers on a need to know basis;

10.1.1.2	as obliged by a court of law or any recognised stock exchange;

10.1.1.3	Employees, Consultants, Licensee’s contractors, employees or equipment vendors (providing in each and every case the same are not Competitors of BGL or Affiliates of such Competitors) who have a need to know it for the purpose of assisting the Licensee to Exploit all or any part of the Licensed Plant or Improved Plant;

10.1.1.4	to Affiliate of the Licensee (providing in each and every case the same are not Competitors of BGL or Affiliates of such Competitors) or to such financial institutions who have a need to know the same for the purposes of securing investment or financing.

and in all cases provided that BGL is prior to disclosure informed in writing of the information to be disclosed, the identity of the persons to whom the Information is to be disclosed, the purpose of such disclosure and, in the cases of 10.1.1.3 and 10.1.1.4 the Licensee first ensures such recipients have entered into a secrecy agreement with BGL in terms attached hereto as Appendix J. BGL undertakes to promptly enter into such agreement following any request from the Licensee notifying BGL of such recipients concerned;

10.1.2	Without prejudice to Clause C.2 of the Letter of Agreement, in order to maintain and preserve confidentiality of the design and configuration of BGL Proprietary Equipment, if:-

(a)	the Licensee does not intend to commence operation of the Licensed Plant or will permanently cease to use all of the Licensed Plant; or

(b)	any items of BGL Proprietary Equipment are no longer required by the Licensee in its absolute discretion to be used in such operation and the Licensee permanently ceases to use the same; or

(c)	this Agreement terminates pursuant to Clauses 13.2 or 13.3;

then in the case of 10.1.2(a) or (b) the Licensee shall notify BGL accordingly and in all cases 10.1.2(a)(b) or (c) shall give BGL, at the cost of BGL, the first option to dismantle and dispose of all the BGL Proprietary Equipment in the case of 10.1.2(a) and any such items in the case of 10.1.2(b). BGL shall within 30 days of receipt of such notice inform the Licensee as to whether it wishes to exercise such option. If BGL chooses to exercise the option, then BGL will undertake to complete such dismantling and disposal within 6 months of receipt of such notice, in this event Licensee shall provide BGL and its agents all reasonable access for this purpose. If BGL does so dispose it shall obtain full commercial scrap value for the same and pay this to the Licensee after the deduction of any costs reasonably incurred in doing so. If BGL chooses not to exercise the option, then the Licensee shall be entitled to dismantle and dispose of all or any of the same at Licensee’s cost.

10.2	Disclosure and non use by BGL

10.2.1	BGL shall keep the Information provided by the Licensee confidential, use the same only for the purposes expressly permitted under the terms of this Licence and not without the Licensee’s prior written consent disclose any such Information in whole or in part to any person save:-

10.2.1.1	to its legal advisers on a need to know basis; and/or

10.2.1.2	as obliged by a court of law or any recognised stock exchange; and/or

10.2.1.3	to those of its employees or Engineers who have a need to know for the purpose of commenting on Licensee’s modifications or otherwise assisting the Licensee;

and provided that the Licensee is prior to disclosure informed in writing of the identity of the persons to whom the Information is to be disclosed, the purpose of such disclosure and in the case of 10.2.1.3, BGL first ensures such recipients are made aware of and honour obligations of confidentiality, non-disclosure and use no less stringent than those contained in this Clause 10.

10.3	Disclosure to Regulatory Authorities

The Information may be disclosed to the extent required by law for the purpose of obtaining necessary regulatory authority or approval to operate or Exploit the Licensed Plant or Improved Plant utilising the Licensed Process. Licensee agrees to deliver to BGL promptly after preparation and prior to submission relevant extracts of any application and any supplement thereto, and any other written statement, document or disposition which Licensee proposes to file or make available including Information of BGL. Licensee shall use all reasonable endeavours to ensure that the recipient does not release such Information into the public domain or use it for purposes other than considering the grant by the authority of approval.

10.4	Exceptions

The provisions of Article 10.1 and 10.2 shall not apply to the whole or any part of the Information to the extent that it can be shown by the recipient Party to be:-

10.4.1	already in its possession, other than where acquired as a result of any person’s wrongful act, or as a result of prior disclosure directly or indirectly by a third party in contravention of a duty of confidence to the other Party.

10.4.2	in the public domain other than as a result of the recipient Party’s wrongful disclosure; or

10.4.3	lawfully obtained from a third party not under an obligation of confidentiality to the other Party.

For the purpose of 10.4 above, the Information shall not be deemed to be in the public domain on the ground that such Information or part thereof could be derived from broad data already in the public domain or in the recipient Party’s possession.

10.5	Enforcement

The Parties undertake to each other to make all relevant persons to whom the Information is disclosed pursuant to the provisions of Article 10.1 and 10.2 aware of the confidentiality of the Information and the provisions of this Article 10 and to use their reasonable endeavours to ensure compliance by such persons with the provisions of this Article 10 including the enforcement of any confidentiality obligations binding on such persons except to the extent that such persons have already entered into a confidentiality agreement direct in the form of Appendix J. The Party disclosing Information to third parties pursuant to Article 10.1 or 10.2 shall ensure, promptly following completion of the purpose for which such Information has been disclosed, that all such third parties return or certify destruction of the original and all copies of such Information.

10.6	Employees

Each Party shall be liable for any breach of the provisions of this Article 10 by its employees and/or Consultants acting on its behalf respectively and for ensuring its employees and/or Consultants comply with the same in respect of any Information acquired.

10.7	Duration

The provisions of this Article 10 shall continue in full force and effect for a maximum period of 15 years from the date hereof notwithstanding the termination of this Agreement for any reason.

10.8	Non-Correlation

The recipient Party shall not disclose any correlation or identity which may exist between the Information and information or data already in the public domain or acquired by the recipient Party from another source.

10.9	Liability for Consultants

Pursuant to Clause 14 of the Secrecy Agreements dated 26th February, 1993 with BGL and Eric Reichl and Jimmie R Bowden respectively, it was agreed that after this Agreement has been executed, these Consultants shall have the same rights as the Licensee has under the terms of this Agreement to receive and/or disclose the Information on behalf of the Licensee and the Consultants shall be subject to identical obligations in respect of receipt or disclosure of the Information as are imposed on the Licensee pursuant to this Agreement. It is hereby agreed that such obligations on BGL is retracted and cancelled and the Licensee shall inform these Consultants accordingly.

The Licensee hereby agrees that if any the Consultants appointed and acting on its behalf do not comply with the obligations referred to in this Clause 10 then the Licensee shall itself perform such obligations. The Licensee further agrees that if any of the Consultants appointed and acting on its behalf breach any such obligation then the Licensee shall assume liability for such breach.

ARTICLE 11—NON-ASSIGNMENT

11.1	The Licence is personal to the Licensee and neither the Licence, nor any benefit or interest therein is assignable, however BGL will not unreasonably refuse its consent to the novation of the Licence to an Affiliate of the Licensee or to a purchaser of the whole or a substantial part of the business or assets of the Licensee, upon request by the Licensee, but only on the conditions that:

(a)	all of the Licence Fee has been paid by the Licensee;

(b)	such Affiliate or purchaser assumes all the unfulfilled obligations of Fife Energy Ltd, Global Energy Europe Ltd and Global Energy Inc. contained in the Supplemental Letter Agreement (including the obligation to make any payments due thereunder)

(c)	such Affiliate or purchaser proposed is not a Competitor of BGL or an Affiliate of such a Competitor;

(d)	the Licensee will continue to be bound to honour its obligations of confidence and non-disclosure as stated in Article 10 of this Agreement.

(e)	such Affiliate or purchaser who wishes to enter into the novation must accept as conditions of such novation that (i) if the Licensee breaches its obligations referred to in Article 11.1(c) above and fails to pay any sum awarded against the Licensee in favour of BGL by any court or tribunal of competent jurisdiction in any proceedings in respect of such breach within 60 days of such sum becoming due and required to be paid by the Licensee, then BGL may in writing request the Affiliate or purchaser to pay such sum, and (ii) if such Affiliate or purchaser fails to do so within 30 days of receipt of request BGL may then terminate the novated Licence Agreement by written notice.

11.2	Subject to BGL’s right to assign the Agreement to an Affiliate of BGL, BGL shall not assign this Agreement or any right or licence granted pursuant hereto without the prior written consent of the Licensee which consent shall not be unreasonably withheld. However the Licensee may impose upon any such consent a condition that the assignee enters into a novation of BGL’s rights and liabilities hereunder.

ARTICLE 12—ARBITRATION

12.1	If there is any question, difference or dispute which may arise concerning the construction, meaning or effect of this Agreement or concerning the rights and liabilities of the Parties, then they shall use all reasonable efforts to settle it by way of negotiations.

12.2	If the Parties fail to settle the matter, then either Party may refer it to a panel of three arbitrators in London who shall be agreed between the Parties.

12.3	Failing such agreement within thirty days of the request by one Party to the other that a matter be referred to arbitration in accordance with this Article 12, then either Party may apply to the President for the time being of the London Chamber of Commerce to appoint two of the arbitrators. The said two arbitrators shall in turn select a third arbitrator.

12.4	The decision of the arbitrators shall be final and binding upon the Parties. Any reference under this Article 12 shall be to arbitration within the meaning of the Arbitration Acts 1950 and 1979.

12.5	The right to refer any matter to arbitration shall not prejudice the right of the Parties to seek injunctive relief in any court of competent jurisdiction.

ARTICLE 13—COMMENCEMENT AND TERMINATION

13.1	Commencement

This Agreement shall not become effective until:-

(a)	the fulfilment of the two events referred to in paragraph 3 of the Supplemental Letter Agreements by the said date for their performance; and

(b)	the signature of the Engineering and Procurement Services Agreement.

13.2	Termination by BGL

BGL shall have the right to terminate this Agreement at any time forthwith by written notice if:-

(a)	The Licensee fails to pay any sum awarded against the Licensee in favour of BGL by any court or tribunal of competent jurisdiction in any proceedings in respect of any breach of this Agreement, within 60 days of such sum becoming due and required to be paid; or

(b)	the Licensee or any of its employees fails to comply with the terms of any injunction or any other order made by any court or tribunal of competent jurisdiction in connection with this Agreement, other than a monetary award which shall be dealt with in accordance with this Article 13.1(a); or

(c)	the Licensee ceases carrying on in business; or

(d)	the Licensee comes under the control of a Competitor of BGL or an Affiliate of a Competitor; or

(e)	a receiver, administrator or liquidator (or any person of similar capacity) is appointed in respect of all or any part of the business or assets of the Licensee and any such person does not enter into an agreement with BGL, promptly following their appointment but in any event within 14 days of the same, in terms similar to those contained in Appendix J for the protection of Information of BGL and/or BGL Proprietary Equipment.

13.3	This Agreement shall automatically terminate without the need for any notice from BGL if any of the following occur:-

(a)	Licensee fails to pay the [*] balance of the Licence Fee by the due date for payment in accordance with the provisions of Appendix B, or the reduced balance in accordance with paragraph 1 of Appendix F;

(b)	Licensee fails to pay the [*] referred to in the Supplemental Letter Agreement within 7 (seven) days of the test run or deemed completion of the test run but in any event no later than 30th April 1998.

(c)	The BGL Process Guarantees are regarded as not met due to the circumstances stated in paragraph 2 of Appendix F.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.4	Termination by Licensee

Licensee shall have the right to terminate this Agreement if BGL is in material breach of any of its obligations under this Agreement and fails to remedy the said breach (where capable of remedy) within 90 days of receipt of notice specifying the breach and request remedy.

13.5	Survival of Rights and Obligations

(a)	The termination of this Agreement for whatever reason shall not prejudice the rights, obligations and liabilities of the Parties which have accrued or have been incurred up to and including the date of termination.

(b)	If this Agreement is properly terminated by either Party in accordance with this Article 13 the Licence granted pursuant to Article 2 shall also terminate.

(c)	Each Party shall return promptly to a location(s) nominated by the other, Information of the other which is in their possession or control except to the extent that the same is required for the purposes of a bona fide dispute with the other Party.

(d)	On termination, Licensee shall use all reasonable endeavours to ensure that any person to whom the Licensee has furnished Information shall return to Licensee for surrender to BGL all Information of BGL which is furnished to such persons directly or indirectly by Licensee and Licensee shall include provisions for such return in agreements with such persons.

13.6	Articles 7, 9 and 10 and this Article 13 shall survive termination of this Agreement unless otherwise stated to the contrary therein.

13.7	For the avoidance of doubt, the entitlement and obligations of the Licensee contained in paragraph 11 of the Supplemental Letter Agreement shall remain in the circumstances contained in such paragraph 11.

ARTICLE 14—MISCELLANEOUS

14.1	Integration

This Agreement and the Engineering and Procurement Services Agreement referred to herein have been entered into simultaneously by the Parties hereto, and it is acknowledged by the Parties that both such Agreements are integrated regarding the subject matter provided for therein.

14.2	Modification

This Agreement shall not be modified except by agreement in writing between the Parties.

14.3	Validity

If any term or provision of this Agreement shall be held invalid or unenforceable, the Parties shall endeavour to replace the invalid terms by valid provisions which correspond best to their original intentions. If they fail to agree, the matter shall be submitted to arbitration in accordance with the provisions of Article 12 hereof.

14.4	Force Majeure

Neither BGL nor Licensee shall be in default on any obligation hereunder if such default results from any circumstance beyond its reasonable control including governmental acts or directives (official and unofficial), strikes (legal or illegal), Acts of God, war (declared or undeclared), insurrection, riot or civil commotion, fires, flooding or water damages, explosions, embargoes, delays in manufacturer’s or suppliers’ furnishing products, whether of the kind herein enumerated or otherwise, but which is not within the reasonable control of the Party affected.

14.5	Waiver

Any failure of the Parties to enforce any of the provisions of this Agreement shall not be construed as a waiver of the right of that Party to enforce such provisions.

14.6	Notices

Notices served under the Agreement shall be sent by recorded delivery letter, registered letter, or by telex, telefax (with confirmation by registered letter), in the case of Licensee to:-

Mr J Scott

General Manager

Fife Energy Limited

Westfield Development Centre

Cardenden

Fife KY5 OHP

and in the case of BGL to:-

Dr H Stroud

General Manager Commercial Licensing

British Gas plc

59 Bryanston Street

Marble Arch

London W1A 2AZ

or such other address as may be specified in writing by either Party to the other from time to time.

14.7	Headings

Headings of Articles in this Agreement are for convenience only and do not form part of any of the Agreement for the interpretation thereof.

14.8	Governing Law

This Agreement shall be governed by and construed in accordance with English law and the Parties hereby agree to submit to the exclusive jurisdiction of the English Courts.

14.9	Joint and Several Liability

British Gas and Lurgi shall be jointly and severally liable for their obligations pursuant to the terms of this Agreement and references herein to obligations and duties of British Gas shall be obligations and duties of Lurgi.

IN WITNESS WHEREOF, British Gas, Lurgi and the Licensee have caused this Agreement to be duly executed in triplicate on the day and year first above written.

BRITISH GAS PLC

Signed by	/s/ HJF STROUD
Title	GENERAL MANAGER COMMERCIAL LICENSING

LURGI ENERGIE UND UMWELT GmBH

Signed by	/s/ M. Geiger	And	/s/ P.K. HERBERT
Title	Senior Manager	Title	VICE – PRESIDENT
AUG. 2, 1995

THE LICENSEE

Signed by	/s/ H.H. Graves
Title	Chairman